International Fuel Technology, Inc. 10-K

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

International Fuel Technology, Inc.
St. Louis, Missouri

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-74596, 333-96261, and 333-98699) of our report dated March 30, 2012 relating to the financial statements of International Fuel Technology, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Chicago, Illinois
March 30, 2012